Registration No. 333-__________

As filed with the Securities and Exchange Commission on August 29, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITIZENS FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	22-2265045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 South Main Street, Mansfield, PA	16933
(Address of Principal Executive Offices)	(Zip Code)

Citizens Financial Services, Inc. 2006 Restricted Stock Plan
(Full title of the plan)

Randall E. Black, Chief Executive Officer and President Citizens Financial Services, Inc. 15 South Main Street Mansfield PA 16933
(Name and address of agent for service)

(570) 662-2121
(Telephone number, including area code, of agent for service)

Copies of Communications to:

Corey D. O’Brien, Esq. and Edward C. Hogan, Esq. Stevens & Lee, P.C. 425 Spruce Street, Suite 300 Scranton, PA 18503 (570) 969-5369

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock (no par value)	100,000 Shares	$22.25	$2,225,000	$239.00

(1) Based on the maximum number of shares of the Registrant’s common stock authorized for issuance under the Plan. The provisions of Rule 416 of the Securities Act of 1933, as amended shall apply to the number of shares registered on this Registration Statement and shall automatically increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended. In accordance with Rule 457(c) of the Securities Act of 1933, as amended, such price is the average of the high and low sale prices for the Common Stock as quoted on the OTC Bulletin Board on August 28, 2006, which is the last day the common stock traded prior to the filing of this registration statement.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement relates to the Citizens Financial Services, Inc. 2006 Restricted Stock Plan (the “Plan”). Citizens Financial Services, Inc. (“Citizens”), a Pennsylvania corporation, is sometimes referred to herein as the “Company” or the “Registrant.”

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

(a)   The Annual Report of the Company filed on Form 10-K for the fiscal year ended December 31, 2005;

(b)   The Company's Current Report on Form 8-K filed July 19, 2006, Current Report on Form 8-K filed July 19, 2006, Current Report on Form 8-K filed April 19, 2006, Current Report on Form 8-K filed April 20, 2006 and Quarterly Report on Form 10-Q filed on May 10, 2006; and Quarterly Report on Form 10-Q filed on August 10, 2006.

(c)   The description of the capital stock of the Company, par value $1.00 per share, as set forth in the Company’s Form 10-K filed with the Commission on March 14, 2006.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Pennsylvania law provides that a business corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The bylaw amendment may not limit: (1) a director’s responsibility or liability pursuant to any criminal statute; and (2) the liability of a director for the payment of taxes pursuant to federal, state or local law.

The Restated Articles of Incorporation and Bylaws of Citizens provide that the Board of Directors shall cause Citizens to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of Citizens against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, including any amount paid to the institution itself as a result of an action or suit by or in the right of Citizens to the extent permitted by the Pennsylvania Business Corporation Law, and any amendments thereto, and sections relating thereto, including the Directors’ Liability Act, subject to federal regulatory restrictions.

In addition, under the Restated Articles of Incorporation and Bylaws, a director of Citizens shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of his or her office under Section 8363 of the Directors’ Liability Act (relating to standard of care and justifiable reliance); and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This provision does not apply to: (1) the responsibility or liability of a director pursuant to any criminal statute; or (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Citizens.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description	Method of Filing

4.1	Citizens Financial Services, Inc. 2006 Restricted Stock Plan	Filed herewith.

5.1	Opinion of Stevens & Lee, P.C.	Filed herewith.

23.1	Consent of S.R. Snodgrass, A.C.	Filed herewith.

23.2	Consent of Stevens & Lee, P.C.	See Exhibit 5.1 hereof.

24.1	Power of Attorney	Included as part of the signature pages hereof.

Item 9. Undertakings

(a)   The undersigned registrant hereby undertakes:

(1)   To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, Commonwealth of Pennsylvania, on August 29, 2006.

CITIZENS FINANCIAL SERVICES, INC.

By:	/s/ Randall E. Black

Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Randall E. Black, Mickey L. Jones and Corey D. O’Brien, and each of them acting individually, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Randall E. Black Randall E. Black	Director, Chief Executive Officer and President	August 29, 2006

/s/ R. Lowell Coolidge R. Lowell Coolidge	Director, Chairman of the Board	August 29, 2006

/s/ Robert W. Chappell Robert W. Chappell	Director	August 29, 2006

/s/ Mark L. Dalton Mark L. Dalton	Director	August 29, 2006

/s/ Rinaldo A. DePaola Rinaldo A. DePaola	Director	August 29, 2006

/s/ Roger C. Graham, Jr. Roger C. Graham, Jr.	Director	August 29, 2006

/s/ Mickey L. Jones Mickey L. Jones	Chief Financial Officer (principal financial and accounting officer)	August 29, 2006

/s/ E. Gene Kosa E. Gene Kosa	Director	August 29, 2006

/s/ R. Joseph Landy R. Joseph Landy	Director	August 29, 2006

/s/ John E. Novak John E. Novak	Director	August 29, 2006

/s/ Carol J. Tama Carol J. Tama	Director	August 29, 2006

/s/ Rudolph J. van der Hiel Rudolph J. van der Hiel	Director	August 29, 2006

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

4.1	Citizens Financial Services, Inc. 2006 Restricted Stock Plan	Filed herewith.

5.1	Opinion of Stevens & Lee, P.C.	Filed herewith.

23.1	Consent of S.R. Snodgrass, A.C.	Filed herewith.

23.2	Consent of Stevens & Lee, P.C.	See Exhibit 5.1 hereof.

24.1	Power of Attorney	Included as part of the signature pages hereof.